                                                                   EXHIBIT 12(b)
                             OHIO EDISON COMPANY
               CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

                                                                                            YEAR ENDED DECEMBER 31,
                                                                           --------------------------------------------------------
                                                                             1993        1994        1995       1996        1997
                                                                            ------      ------      ------     ------      ------
                                                                                              (DOLLARS IN THOUSANDS)

EARNINGS AS DEFINED IN REGULATION S-K:
 Income before extraordinary items.....................................    $ 24,523    $303,531    $317,241    $315,170    $293,194
 Interest and other charges, before reduction for
   amounts capitalized.................................................     285,169     283,849     273,719     255,572     250,920
 Provision for income taxes............................................      32,431     188,886     199,307     201,295     187,805
 Interest element of rentals charged to income (a) ....................     104,700     108,463     111,534     114,093     117,409
                                                                           --------    --------    --------    --------    --------
   Earnings as defined.................................................    $446,823    $884,729    $901,801    $886,130    $849,328
                                                                           ========    ========    ========    ========    ========

FIXED CHARGES AS DEFINED IN REGULATION S-K:
 Interest on long-term debt............................................    $262,861    $259,554    $243,570    $211,935    $204,285
 Other interest expense................................................      16,445      18,931      22,944      28,211      31,209
 Subsidiaries' preferred stock dividends requirements..................       5,863       5,364       7,205      15,426      15,426
 Adjustments to subsidiaries' preferred stock dividends
   to state on a pre-income tax basis..................................       7,659       3,294       2,956       2,910       2,918
 Interest element of rentals charged to income (a).....................     104,700     108,463     111,534     114,093     117,409
                                                                           --------    --------    --------    --------    --------
   Fixed charges as defined............................................    $397,528    $395,606    $388,209    $372,575    $371,247
                                                                           ========    ========    ========    ========    ========

CONSOLIDATED RATIO OF EARNINGS TO FIXED
 CHARGES (b)...........................................................        1.12        2.24        2.32        2.38        2.29
                                                                               ====        ====        ====        ====        ====

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(a) Includes the interest element of rentals where determinable plus 1/3 of rental expense where no readily defined interest element can be determined.
(b) These ratios exclude fixed charges applicable to the guarantee of the debt of a coal supplier aggregating $8,565,000, $7,424,000, $6,315,000,
    $5,093,000 and $3,828,000 for each of the five years ended December 31, 1997, respectively.